Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK

OF

AVANIR PHARMACEUTICALS, INC.

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

Avanir Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Corporation, as theretofore amended, the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of 500,000 shares of Series A Junior Participating Cumulative Preferred Stock (the “Preferred Stock”), par value $0.0001 per share and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on March 20, 2009, filed a Certificate of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware.

2. That no shares of said Preferred Stock are outstanding and no shares thereof will be issued hereafter subject to said Certificate of Designation.

3. That the Board of Directors of the Corporation has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Corporation and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on March 20, 2009, the Corporation authorized the issuance of 500,000 shares of Series A Junior Participating Cumulative Preferred Stock (the “Preferred Stock”), par value $0.0001 per share, of the Corporation and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, as of the date hereof, no shares of such Preferred Stock are outstanding and no shares of such Preferred Stock will be issued subject to said Certificate of Designation; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation; and it is further

RESOLVED, that the officers of the Corporation be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

4. That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

IN WITNESS WHEREOF, Avanir Pharmaceuticals, Inc. has caused this Certificate to be executed by its duly authorized officer on this 15th day of November, 2013.

AVANIR PHARMACEUTICALS, INC.

By:	/s/ Christine G. Ocampo
Name: Christine G. Ocampo
Title: Vice President, Finance